EXHIBIT 23(ii)

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MML Bay State Life Insurance Company

        We hereby consent to the use in this Post Effective Amendment No. 7 to the Registration Statement on Form S-2 of our report dated February 25, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices, which practices differ from generally accepted accounting principles, relating to the statutory financial statements of MML Bay State Life Insurance Company, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Hartford, Connecticut
March 29, 2001